Exhibit 21

Subsidiaries of the Registrant

Subsidiary of the Company is Whidbey Island Bank, Oak Harbor, Washington

Subsidiary of the Company is Washington Master Trust, Wilmington, Delaware

Subsidiary of the Bank is Rural One, LLC, West Sacramento, California

     Former subsidiary of the Company
Washington Funding Group, Inc., Oak Harbor, Washington

     Former subsidiary of the Company
Washington Capital Trust I, Wilmington, Delaware

Former subsidiary of the Bank
WIB Financial Services, Inc., Oak Harbor, Washington